Exhibit 99.2

               Antone F. Moreira
               Vice President, Treasurer
               And Chief Financial Officer
               (201) 902-9600


          SYMS CORP REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR



Secaucus, New Jersey, April 7, 2005 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for their fourth quarter and fiscal year ended February 26, 2005.

The Company's net profit for the thirteen weeks ended February 26, 2005 was $0.26 per share ($3.9 million) as compared to a net profit of $0.05 per share ($.7 million) for the thirteen weeks ended February 28, 2004. The Company had a net profit for the fifty two weeks ended February 26, 2005 of $0.14 per share ($2.2 million) compared to a loss of $0.31 per share ($4.7 million) for the fifty-two weeks ended February 28, 2004.

Net sales for the thirteen weeks ended February 26, 2005 was $78.0 million compared to $75.2 million for the thirteen weeks ended February 28, 2004. Net sales for the fifty-two weeks ended February 26, 2005 were $283.6 million as compared to $275.2 million for the fifty-two week period last year, an increase of 3.0%. Same store sales were up for the year 5.4% and up 8.5% for the quarter.

Marcy Syms, CEO, stated, "we are pleased to report these operating results for the fourth quarter and fiscal year 2004. Our disciplined focus on improving comparable store sales, controlling inventory and expenses contributed to this improved performance."

Syms Corp currently operates a chain of thirty seven "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

                          (Financial Tables to Follow)

                                    SYMS CORP
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                     February 26,              February 28,
                                        2005                       2004
                                        ----                       ----

ASSETS:

Current Assets
    Cash                                33,439                    21,386
    Inventory                           66,124                    69,226
    Other Current Assets                20,467                    14,295
                                  ------------                ----------
    Total Current Assets               120,030                   104,907

Property & Equipment                   110,614                   123,757

Other Assets - Net                      23,164                    25,074
                                  ------------                ----------

Total Assets                           253,808                   253,738
                                  ============                ==========


Liabilities & Capital:

    Accounts Payable                    16,114                    16,154
    Accrued Expenses                     7,781                     8,045
    Other Current Liabilities            3,707                     4,503
                                  ------------                ----------

    Total Current Liabilities           27,602                    28,702

Other Long Term Debt                     1,610                     1,862

Shareholder's Equity                   224,596                   223,174
                                  ------------                ----------

Total Liabilities & Capital            253,808                   253,738
                                  ============                ==========

                                   SYMS CORP
                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                      Thirteen       Thirteen       Fifty Two       Fifty Two
                        Weeks          Weeks          Weeks           Weeks
                        Ended          Ended          Ended           Ended
                      2/26/2005      2/28/2004      2/26/2005       2/28/2004
                      ---------      ---------      ---------       ---------

Net Sales             $  78,012      $  75,238      $ 283,567       $ 275,219

Gross Margin             30,383         28,346        111,882         107,751

Operating Expenses       25,965         26,750        109,513         113,027

Other Income                (9)          (109)           (776)           (368)

Special Charge                0            500          1,271             500

Net Income After
 Taxes                $   3,887      $     720      $   2,177         ($4,688)
                      =========      =========      =========        ========
Net Income Per
 Share - Basic        $    0.26      $    0.05      $    0.14        $  (0.31)
                      =========      =========      =========        ========

Weighted Average
Shares Outstanding       15,133         15,116         15,139          15,285
                      =========      =========      =========        ========